Principal Management Corporation
A member of Principal Financial Group
711 High Street, Des Moines, IA 50392
515 247 5111 tel
www.principal.com

March 29, 2016

Mr. Michael Beer, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Mr. Beer:

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Origin Emerging Markets Fund - P	$10,000	1,237.624
Blue Chip Fund - R3	$10,000	639.386
Blue Chip Fund - R4	$10,000	639.386
Blue Chip Fund - R5	$10,000	639.386
Diversified Real Asset Fund -R3	$10,000	956.938
Diversified Real Asset Fund -R4	$10,000	956.938
Diversified Real Asset Fund -R5	$10,000	956.938

Each share of the Origin Emerging Markets Fund has a par value of $.01 and a price of $8.08 per share. Each share of the Blue Chip Fund has a par value of $.01 and a price of $15.64 per share. Each share of the Diversified Real Asset Fund has a par value of $.01 and a price of $10.45 per share. In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL MANAGEMENT CORPORATION

BY _ /s/ Adam U. Shaikh___________________
Adam U. Shaikh
Counsel